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                                                                     Exhibit (e)


                             DIVIDEND REINVESTMENT PLAN

Terms and Conditions of the Dividend Reinvestment Plan

1. I will automatically be a participant ("Participant") in the Dividend Reinvestment Plan ("Plan") if my shares are held in my name, unless I specifically elect to receive all dividend and capital gain distributions in cash. You, Ameritrust Company, N.A., will act as Plan Agent for me, and will open an account for me under the Plan in the same name as my present shares are registered.

   If my shares are registered in the name of a brokerage firm or other nominee ("Nominee"), I will automatically be a Participant in the Plan, unless
(a) such service is not provided by the Nominee or (b) the Nominee or I elect to receive all dividend and capital gain distributions in cash.

2. Whenever Colonial Intermediate High Income Fund (the "Trust") declares a dividend or capital gain distribution payable in shares or cash, I shall automatically receive such shares, including fractions, for my account, except in the circumstances described in paragraph 3 below. If the market price of shares on the payment date for the distribution equals or exceeds their net asset value, the Trust will issue shares at the higher of net asset value or 95% of the market price. The 5% discount may constitute additional income to you for the federal income tax purposes.

3. Should the net asset value per share of the Trust's shares of beneficial interest exceed the market price per share on the payment date for an optional stock or cash income distribution and capital gain distribution, or should the Trust declare an income and capital gain distribution payable only in cash, you shall apply the amount of such income distribution and capital gain distribution on my shares (less my pro rata share of brokerage commissions incurred with respect to your open-market purchases in connection with the reinvestment of such distribution) to the purchase on the open market of the Trust's shares of beneficial interest for my account. Such purchases will be made as soon as practical after the payment date for such distribution, and in no event more than 30 days after such date, except where necessary to comply with applicable provisions of federal securities law.

4. For all purposes of the Plan: (a) the market price of the Trust's shares of beneficial interest on a particular date shall be the last sales price on the New York Stock Exchange on that date, or if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such shares on such Exchange on such date and (b) net asset value per share of the Trust's shares of beneficial interest on a particular date shall be as determined by or on behalf of the Trust.

5. Any open-market purchases provided for above may be made on any securities exchange where the Trust's share of beneficial interest are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as you shall determine. My funds held by you uninvested will not bear interest, and it is understood that, in any event, you shall have no liability in connection with an inability to purchase shares within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. You shall have no responsibility as to the value of the Trust's shares of beneficial interest acquired for my account. For the purposes of cash investments you may commingle my funds with those of other shareholders of the Trust for whom you similarly act as Plan Agent, and the average price (including brokerage commissions) of all shares purchased by you as Plan Agent shall be the price per share allocable to me in connection therewith.

6. You may hold my shares under the Plan, together with the shares of other shareholders of the Trust, in non-certificated form in your name or that of your Nominee. If my shares are registered in my name, you will forward to me any proxy solicitation material and will vote any shares so held for me only in accordance with the proxy returned by me to the Trust.

   Upon my written request, you will deliver to me, without charge, a certificate for the full shares. If my shares are held in Nominee name, my Nominee will forward any proxy solicitation material to me.

7. You will confirm to me each acquisition made for my account as soon as practicable but not later than 60 days after the date thereof. Although I may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Trust, no certificates for a fractional share will be issued. However, distributions on fractional shares will be credited to my account. In the event of termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Trust's shares at the time of termination less the pro rata expense of any sale required to make such an adjustment.

8. Any stock dividends or split shares distributed by the Trust on shares held by you for me will be credited to my account.
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9. Your service fee for handling distributions will be paid by the Trust. I will be charged a pro rata share of brokerage commissions on all open market purchases.

10. I may terminate my account under the Plan by notifying you in writing. Such termination will be effective immediately if my notice is received by you not less than ten days prior to any distribution record date; otherwise such termination will be effective shortly after the investment of such distributions with respect to any subsequent distribution. The Plan may be terminated by you (with prior consent of the Trust) or the Trust upon notice in writing mailed to me at least 90 days prior to any date for the payment of any distribution by the Trust. Upon any termination you will cause a certificate or certificates for the full shares held for me under the Plan and cash adjustment for any fraction to be delivered to me without charge. If I elect by notice to you in writing in advance of such termination to have you sell part of all of my shares and remit the proceeds to me, you are authorized to deduct a $5.00 fee plus brokerage commission for this transaction from the proceeds.

11. These Terms and Conditions may be amended or supplemented by you (with prior consent of the Trust) or the Trust only by mailing to me appropriate written notice at least 90 days prior to the effective date thereof, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor Plan Agent under these Terms and Conditions, with full power and authority to perform all and any of the acts to be performed by the Plan Agent under these Terms and Conditions. Upon any such appointment of any Agent for the purpose of receiving distributions, the Trust will be authorized to pay to such successor Plan Agent, for my account, all distributions payable on shares of beneficial interest of the Trust held in my name or under the Plan for retention or application by such successor Plan Agent as provided in these Terms and Conditions.

12. You shall at all times act in good faith and agree to use your best efforts to insure the accuracy of all services performed under these Terms and Conditions and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith, or willful misconduct or that of your employees.

13. These Terms and Conditions shall be governed by the laws of the State of Ohio.
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AUTHORIZATION FOR CASH DISTRIBUTIONS

Please change my dividend and capital gain distributions election to cash.

To be effective, this authorization must be received by Ameritrust Company, N.A. at least 10 business days before the record date for a distribution.

DO NOT MAIL THIS FORM IF YOU WISH TO RECEIVE BOTH YOUR DIVIDEND AND CAPITAL GAIN DISTRIBUTIONS IN ADDITIONAL SHARES.

Taxpayer identification Number________________________________
Signature(s)__________________________________________________

Please sign exactly as your shares are registered. All persons whose names appear on the share certificates must sign.

Date_________________________

AMERITRUST COMPANY NATIONAL ASSOCIATION
CORPORATE TRUST DIVISION
P.O. BOX 6477
CLEVELAND, OHIO  44101